Mantyla MCREYNOLDS  LLC



January 27, 2006


Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549


Dear Sir/Madam:

We have read the statements included in the Form 8-K dated January 24, 2006, of The Kingsley Coach, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our resignation and our audits for the years ended June 30, 2005 and 2004. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement another CPA.

Very truly yours,


/s/ Mantyla McReynolds, LLC
---------------------------
Mantyla McReynolds, LLC









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